EXHIBIT 23.3


             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Post Effective Amendment No.1 to the Registration Statement No. 333-44204 of PMC-Sierra Inc. on Form S-3 of our report dated March 10, 2000 (June 13, 2000 as to the second paragraph of Note 9) on the financial statements of Malleable Technologies, Inc. as of December 31, 1999 and 1998, and for the years then ended and cumulative from July 31, 1997 (inception) through December 31, 1999 appearing in the Current Report on Form 8-K/A1 of PMC-Sierra, Inc. dated August 4, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/DELOITTE & TOUCHE LLP


San Jose, California
November 29, 2000